Bank of South Carolina Corporation Announces Third Quarter Earnings

CHARLESTON, S.C., Oct. 11, 2018 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced unaudited earnings of $1,778,153 or $0.32 basic and diluted per share for the quarter ended September 30, 2018 – an increase of 23.43% from earnings for the quarter ended September 30, 2017 of $1,440,653 or $0.26 basic and diluted per share. Earnings for the nine months ended September 30, 2018 increased $1,063,614 or 26.24% to $5,116,740 compared to $4,053,126 for the nine months ended September 30, 2017. Returns on average assets and average equity for the nine months ended September 30, 2018 were 1.59% and 15.72%, respectively, compared to 2017 returns on average assets and average equity of 1.29% and 12.80%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "With the impact of corporate tax reform and our investment in two historic renovation tax credits, we have favorably managed our tax liability for 2018. Coupled with consistent lending, improved margins, and strong management of overhead, our performance has led to continued success. We are pleased to be ahead of budget and last year's performance to date and look forward to finishing out a strong year."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

The following table shows the balance sheet and income statement highlights:

	(Unaudited) September 30,	(Unaudited) September 30,
	2018	2017

Shares Outstanding
BKSC Common Stock	5,510,312	5,481,468

Book Value Per Share	$ 7.86	$ 7.97

Total Assets	$ 428,377,382	$ 431,474,309

Three Months Ended

Net Income	$ 1,778,153	$ 1,440,653

Basic Earnings Per Share	$ 0.32	$ 0.26

Diluted Earnings Per Share	$ 0.32	$ 0.26

Weighted Average Shares
Outstanding Basic	5,506,649	5,475,504

Weighted Average Shares
Outstanding Diluted	5,589,549	5,588,410

Nine Months Ended

Net Income	$ 5,116,740	$ 4,053,126

Basic Earnings Per Share	$ 0.93	$ 0.74

Diluted Earnings Per Share	$ 0.92	$ 0.73

Weighted Average Shares
Outstanding Basic	5,496,346	5,459,006

Weighted Average Shares
Outstanding Diluted	5,579,989	5,568,799

CONTACT: Eugene H. Walpole, IV, (843) 724-1500